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                                                                    Exhibit 99.1


[MIDDLEFIELD BANC CORP. LOGO]

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      PRESS RELEASE
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                                           Contact: Thomas G. Caldwell
                                           President and Chief Executive Officer
                                           (440) 632-1666


MIDDLEFIELD BANC CORP. TO REPURCHASE UP TO 4.99% OF ITS OUTSTANDING SHARES

         MIDDLEFIELD, Ohio (July 10, 2002) - Middlefield Banc Corp. ("MBCN") today announced that the Company's Board of Directors has approved a stock repurchase program authorizing the repurchase of up to 57,821 shares of the Company's outstanding common stock. The repurchase program will depend on market conditions. Accordingly, there is no guarantee of the exact number of shares that may be repurchased. Currently Middlefield Banc Corp. has approximately 1,158,751shares outstanding.

         Thomas G. Caldwell, President and Chief Executive Officer of Middlefield Banc Corp., stated that the repurchase program will expire in July 2003. The board of directors' approval of the repurchase program took into account current economic and market factors, alternate investment strategies, and the strong capital position of the Company and its banking subsidiary, The Middlefield Banking Company. The Company believes that the repurchase of its shares will benefit the Company and its stockholders.

         According to Mr. Caldwell, the repurchases generally would be effected through open market purchases or in privately negotiated transactions. The repurchased shares will become treasury shares available for general corporate purposes.

         As of June 30, 2002, Middlefield Banc Corp. reported total assets of $214.6 million and stockholders' equity of $20.7 million, more than 9.6% of total assets. Headquartered in Middlefield, Ohio, Middlefield Banc Corp. is a one-bank holding company for The Middlefield Banking Company. The bank serves Geauga, Portage, Ashtabula and Trumbull Counties through offices in Chardon, Garrettsville, Mantua, and Middlefield.

FORWARD-LOOKING STATEMENT

         This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. All forward-looking statements included in this news release are based on information available at the time of the release. Middlefield assumes no obligation to update any forward-looking statement.

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15985 East High Street - P. O. Box 35 - Middlefield, Ohio 44062 - 440-632-1666 - FAX 440-632-1700 - 888-801-1666

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